EXHIBIT (g)(1)

ROCHDALE ALTERNATIVE TOTAL RETURN FUND LLC
INVESTMENT ADVISORY AGREEMENT

           THIS AGREEMENT is made and entered into as of this ___th day of _________ 2010, by and among ROCHDALE ALTERNATIVE TOTAL RETURN FUND LLC, a Delaware limited liability company (the “Fund”), and ROCHDALE INVESTMENT MANAGEMENT LLC, a Delaware limited liability company (the “Advisor”).

WITNESSETH:

                      WHEREAS, the Fund is a close-end management investment company, registered as such under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

                      WHEREAS, the Advisor is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Investment Advisers Act”), and is engaged in the business of supplying investment advice as an independent contractor; and

                      WHEREAS, the Fund desires to have the Advisor render investment advice.

                      NOW, THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties to this Agreement, intending to be legally bound hereby, mutually agree as follows:

1.   Appointment of Advisor.  The Fund hereby employs the Advisor and the Advisor hereby accepts such employment, to render investment advice and related services with respect to the assets of the Fund for the period and on the terms set forth in this Agreement, subject to the supervision and direction of the Fund’s Board of Managers.

2.   Duties of Advisor.

              (a)           General Duties.  The Advisor shall act as investment advisor to the Fund and shall supervise investments of the Fund on behalf of the Fund in accordance with the investment objectives, policies and restrictions of the Fund as set forth in the Fund’s governing documents, including, without limitation, the Fund's Limited Liability Company Operating Agreement (the "Operating Agreement"); the Fund's prospectus, statement of additional information and undertaking; and such other limitations, policies and procedures as the Board Managers may impose from time to time in writing to the Advisor.  In providing such services, the Advisor shall at all times adhere to the provisions and restrictions contained in the federal securities laws, applicable state securities laws, the Internal Revenue Code, the Uniform Commercial Code and other applicable law.

Without limiting the generality of the foregoing, the Advisor shall: (i) furnish the Fund with advice and recommendations with respect to the investment of the Fund's assets and the purchase and sale of life insurance policies, investments related thereto though life settlement transactions, and equity and debt securities for the Fund including the taking of such steps as may be necessary to implement such advice and recommendations; (ii) manage and oversee the investments of the Fund, subject to the ultimate supervision and direction of the Fund’s Board of Managers; (iii) vote proxies for the Fund (if applicable), file Section 13 ownership reports for the Fund, and take other actions on behalf of the Fund; (iv) maintain the books and records required to be maintained by the Fund except to the extent arrangements have been made for such books and records to be maintained by the administrator or another agent of the Fund; (v) furnish such reports, statements and other data on securities, economic conditions and other matters related to the investment of the Fund’s assets as may be reasonably requested by the Fund; and (vi) render to the Fund's Board of Managers such periodic and special reports with respect to the Fund’s investment activities as the Board of Managers may reasonably request, including at least one in-person appearance annually before the Board of Managers.

           (b)           Brokerage.  The Advisor shall be responsible for decisions to buy and sell securities for the Fund, for broker-dealer selection, and for negotiation of brokerage commission rates.  The Advisor may, consistent with its obligations hereunder, direct orders to an affiliated person of the Advisor.  The Advisor’s primary consideration in effecting a securities transaction will be to obtain the most favorable price and execution available.  In selecting a broker-dealer to execute each particular transaction, the Advisor may take the following into consideration:  the best net price available; the reliability, integrity and financial condition of the broker-dealer; the size of and difficulty in executing the order; and the value of the expected contribution of the broker-dealer to the investment performance of the Fund on a continuing basis.  The price to the Fund in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified by other aspects of the portfolio execution services offered.

Subject to such policies as the Board of Managers of the Fund may determine, the Advisor shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused the Fund to pay a broker or dealer that provides (directly or indirectly) brokerage or research services to the Advisor an amount of commission for effecting a portfolio transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction, if the Advisor determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Advisor’s overall responsibilities with respect to the Fund.  The Advisor is further authorized to allocate the orders placed by it on behalf of the Fund to such brokers or dealers who also provide research or statistical material, or other services, to the Fund, the Advisor, or any affiliate of either.  Such allocation shall be in such amounts and proportions as the Advisor shall determine, and the Advisor shall report on such allocations regularly to the Fund, indicating the broker-dealers to whom such allocations have been made and the basis therefor.

On occasions when the Advisor deems the purchase or sale of a security to be in the best interest of the Fund as well as of other clients, the Advisor, to the extent permitted by applicable laws and regulations, may aggregate the securities to be so purchased or sold.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Advisor in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients.

3.           Representations of the Advisor.

           (a)           The Advisor shall use its best judgment and efforts in rendering the advice and services to the Fund as contemplated by this Agreement.

           (b)           The Advisor shall maintain all licenses and registrations necessary to perform its duties hereunder in good order.

           (c)           In performance of its duties hereunder, the Advisor shall conduct its operations at all times in conformance with the Investment Advisers Act, the Investment Company Act, and any other applicable state and/or self-regulatory organization regulations.

4.           Independent Contractor.  The Advisor shall, for all purposes herein, be deemed to be an independent contractor, and shall, unless otherwise expressly provided and authorized to do so, have no authority to act for or represent the Fund in any way, or in any way be deemed an agent for the Fund.  It is expressly understood and agreed that the services to be rendered by the Advisor to the Fund under the provisions of this Agreement are not be deemed exclusive, and the Advisor shall be free to render similar or different services to others so long as its ability to render the services provided for in this Agreement shall not be impaired thereby.

5.           Advisor’s Personnel.  The Advisor shall, at its own expense, maintain such staff and employ or retain such personnel and consult with such other persons as it shall from time to time determine to be necessary to the performance of its obligations under this Agreement.  Without limiting the generality of the foregoing, the staff and personnel of the Advisor shall be deemed to include persons employed or retained by the Advisor to furnish statistical information, research, and other factual information, advice regarding economic factors and trends, information with respect to technical and scientific developments, and such other information, advice and assistance as the Advisor or the Fund's Board of Managers may desire and reasonably request.

6.           Expenses.

           (a)           With respect to the operation of the Fund, the Advisor shall be responsible for (i) providing the personnel, office space and equipment reasonably necessary for the maintenance of the Fund's principal office, (ii) the expenses associated with the performance of its services hereunder, other than the expenses assumed by other service providers to the Fund (including affiliates of the Advisor); and (iii) the costs of any special Board of Managers meetings or shareholder meetings convened for the primary benefit of the Advisor.

                                         (b)           The Fund is responsible for and have assumed the obligation for payment of all of its expenses, other than as stated in Subparagraph 6(a) above, including but not limited to: any fees and expenses in connection with the organization of the Fund, including any offering expenses; brokerage commissions; interest and fees on any borrowings by the Fund; fees and expenses of outside legal counsel, including foreign legal counsel, if any; independent registered public accounting firm; fees and expenses in connection with repurchase offers and any repurchases of Units; taxes and governmental fees (including tax preparation fees); custody fees; expenses of preparing, printing, and distributing prospectuses, statements of additional information, and any other material (and any supplements or amendments thereto), reports, notices, other communications to Members, and proxy material; expenses of preparing, printing, and filing reports and other documents with government agencies; expenses of Members’ meetings; expenses of corporate data processing and related services; Member record keeping and Member account services, internal accounting fees, fees, and disbursements; fees and expenses of the Board Members that the Advisor, the Distributor, or their affiliates do not employ; insurance premiums; fees for investor services and extraordinary expenses such as litigation expenses.  The Fund may need to sell Policies to pay fees and expenses, which could cause the Fund to realize taxable income.  From time to time and subject to certain limitations, the Fund may borrow money from banks or use financial leverage through the issuance of preferred shares or debt securities for operational or portfolio management purposes; and all other charges and costs of its operation plus any extraordinary and non-recurring expense, except as herein otherwise prescribed.

           (c)           The Advisor may voluntarily absorb certain Fund expenses or waive the Advisor’s own investment management fee.

           (d)           To the extent the Advisor incurs any costs by assuming expenses which are an obligation of a Fund as set forth herein, the Fund shall promptly reimburse the Advisor for such costs and expenses, except to the extent the Advisor has otherwise agreed to bear such expenses.  To the extent the services for which the Fund is obligated to pay hereunder are performed by the Advisor, the Advisor shall be entitled to recover from the Fund to the extent of the Advisor’s actual costs for providing such services.  In determining the Advisor’s actual costs, the Advisor may take into account an allocated portion of the salaries and overhead of personnel performing such services.

7.           Compensation to the Advisor.

(a)           Investment Management Fee.

                      (1)           Substantially all of the assets of the Fund shall be maintained in the Fund.

                      (2)           The Fund shall pay to the Advisor, and the Advisor agrees to accept, as full compensation for all investment management and advisory services furnished or provided to the Fund pursuant to this Agreement, an annual management fee of 1.75%, computed on the value of the net assets of the Fund as of the close of each calendar month.

                      (3)           The management fee shall be accrued monthly and paid to the Advisor on or before the tenth business day of the end of the calendar month.

                      (4)           The initial management fee under this Agreement shall be payable on or before the tenth business day of the first month following the effective date of this Agreement and shall be prorated as set forth below.  If this Agreement is terminated prior to the end of any month, the management fee to the Advisor shall be prorated for the portion of any month in which this Agreement is in effect which is not a complete month according to the proportion which the number of calendar days in the month during which the Agreement is in effect bears to the number of calendar days in the month, and shall be payable within ten (10) days after the date of termination.

                                                      (5)           The investment management fee payable to the Advisor under this Agreement will be reduced to the extent of any receivable owed by the Advisor to the Fund.

                                                (b)           Performance Allocation.

                                                      (1)           For so long as the Company operates as a partnership for Federal tax purposes, the Adviser shall have the right as provided by the Operating Agreement to serve as the Advisor of the Company and to receive in such capacity performance allocations in accordance with the terms of the Operating Agreement (the “Performance Allocation”) as further described in Appendix A to this Agreement.

                                                      (2)           The Performance Allocation, if any, will be computed and credited to the capital account of the Advisor as provided by the Operating Agreement.

(c)           The Advisor voluntarily may reduce any portion of the compensation or reimbursement of expenses due to it pursuant to this Agreement and may agree to make payments to limit the expenses which are the responsibility of the Fund under this Agreement.  Any such reduction or payment shall be applicable only to such specific reduction or payment and shall not constitute an agreement to reduce any future compensation or reimbursement due to the Advisor hereunder or to continue future payments.

               (d)           Any fee withheld or voluntarily reduced and any Fund expense absorbed by the Advisor voluntarily or under this Agreement, shall be reimbursed by the Fund to the Advisor, if so requested by the Advisor, in the first, second or third (or any combination thereof) fiscal year next succeeding the fiscal year of the withholding, reduction or absorption if the aggregate amount actually paid by the Fund toward the operating expenses for such fiscal year (taking into account the reimbursement) do not exceed the applicable limitation on the Fund’s expenses.  Such reimbursement may be paid prior to the Fund’s payment of current expenses if so requested by the Advisor even if such practice may require the Advisor to waive, reduce or absorb current Fund expenses.

           (e)           The Advisor may agree not to require payment of any portion of the compensation or reimbursement of expenses otherwise due to it pursuant to this Agreement.  Any such agreement shall be applicable only with respect to the specific items covered thereby and shall not constitute an agreement not to require payment of any future compensation or reimbursement due to the Advisor hereunder.

8.           No Shorting; No Borrowing.  The Advisor agrees that neither it nor any of its officers or employees shall take any short position in the shares of the Fund.  This prohibition shall not prevent the purchase of such shares by any of the officers or employees of the Advisor or any trust, for such persons or affiliates thereof, at a price not less than the net asset value thereof at the time of purchase, as allowed pursuant to rules promulgated under the Investment Company Act.  The Advisor agrees that neither it nor any of its officers or employees shall borrow from the Fund or pledge or use the Fund’s assets in connection with any borrowing not directly for the Fund’s benefit.  For this purpose, failure to pay any amount due and payable to the Fund for a period of more than thirty (30) days shall constitute a borrowing.

9.           Conflicts with Fund’s Governing Documents and Applicable Laws.  Nothing herein contained shall be deemed to require the Fund to take any action contrary to the Operating Agreement, or any applicable statute or regulation, or to relieve or deprive the Board of Managers of the Fund of their responsibility for and control of the conduct of the affairs of the Fund.  In this connection, the Advisor acknowledges that the Board of Managers retain ultimate plenary authority over the Fund and may take any and all actions necessary and reasonable to protect the interests of members.

10.           Reports and Access.  The Advisor agrees to supply such information to the Fund’s administrator and to permit such compliance inspections by the Fund’s administrator as shall be reasonably necessary to permit the administrator to satisfy its obligations and respond to the reasonable requests of the Board of Managers.

11.           Advisor’s Liabilities and Indemnification.

           (a)           The Advisor shall have responsibility for the accuracy and completeness (and liability for the lack thereof) of the statements in the Fund’s offering materials (including the prospectuses, the statements of additional information, and advertising and sales materials), except for information supplied by the administrator or the Fund or another third party for inclusion therein.

           (b)           The Advisor shall be liable to the Fund for any loss (including brokerage charges) incurred by the Fund as a result of any improper investment made by the Advisor.

           (c)           In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of the obligations or duties hereunder on the part of the Advisor, the Advisor shall not be subject to liability to the Fund or to any shareholder of the Fund for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security by the Fund.

           (d)           Each party to this Agreement shall indemnify and hold harmless the other party and the shareholders, the Board of Managers, officers and employees of the other party (any such person, an “Indemnified Party”) against any loss, liability, claim, damage or expense (including the reasonable cost of investigating and defending any alleged loss, liability, claim, damage or expenses and reasonable counsel fees incurred in connection therewith) arising out of the Indemnified Party’s performance or non-performance of any duties under this Agreement provided, however, that nothing herein shall be deemed to protect any Indemnified Party against any liability to which such Indemnified Party would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties under this Agreement.

           (e)           No provision of this Agreement shall be construed to protect any member of the Board of Managers or officer of the Fund, or officer of the Advisor, from liability in violation of Sections 17(h) and (i) of the Investment Company Act.

12.           Non-Exclusivity; Trading for Advisor’s Own Account.  The Fund’s employment of the Advisor is not an exclusive arrangement.  The Fund may from time to time employ other individuals or entities to furnish it with the services provided for herein.  Likewise, the Advisor may act as investment adviser for any other person, and shall not in any way be limited or restricted from buying, selling or trading any life insurance policies or securities for its or their own accounts or the accounts of others for whom it or they may be acting, provided, however, that the Advisor expressly represents that it will undertake no activities which will adversely affect the performance of its obligations to the Fund under this Agreement; and provided further that the Advisor will adhere to a code of ethics governing employee trading and trading for proprietary accounts that conforms to the requirements of the Investment Company Act and the Investment Advisers Act and has been approved by the Board of Managers.

13.           Term.

           (a)           This Agreement shall become effective as of the date first written above and shall remain in effect for a period of two (2) years, unless sooner terminated as hereinafter provided.  This Agreement shall continue in effect thereafter for additional periods not exceeding one (1) year so long as such continuation is approved for the Fund at least annually by (i) the Board of Managers or by the vote of a majority of the outstanding voting securities of the Fund and (ii) the vote of a majority of the Board of Managers who are not parties to this Agreement nor interested persons thereof, cast in person at a meeting called for the purpose of voting on such approval.  The terms “majority of the outstanding voting securities,” “assignment” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

           (b)           The Fund may use the name “Rochdale” or any name derived from or using the name “Rochdale” only for so long as this Agreement or any extension, renewal or amendment hereof remains in effect.  Within sixty (60) days from such time as this Agreement shall no longer be in effect, the Fund shall cease to use such a name or any other name connected with the Advisor.

14.           Termination and Assignment.

           (a)           This Agreement may be terminated by the Fund at any time without payment of any penalty, by the Board of Managers or by vote of a majority of the outstanding voting securities of the Fund, upon sixty (60) days’ written notice to the Advisor, and by the Advisor upon sixty (60) days’ written notice to the Fund.  In the event of a termination, the Advisor shall cooperate in the orderly transfer of the Fund’s affairs and, at the request of the Board of Managers, transfer any and all books and records of the Fund maintained by the Advisor on behalf of the Fund.

           (b)           This Agreement shall terminate automatically in the event of any assignment hereof, as defined in the Investment Company Act.

15.           Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

16.           Notice of Declaration of the Fund.  The Advisor agrees that the Fund’s obligations under this Agreement shall be limited to the Fund and to their assets, and that the Advisor shall not seek satisfaction of any such obligation from the shareholders of the Fund nor from any member of the Board of Managers, officer, employee or agent of the Fund.

17.           Captions.  The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

18.           Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act and the Investment Advisers Act of 1940 and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

ROCHDALE ALTERNATIVE TOTAL RETURN FUND LLC

By: ________________________________
Name:
Title:

ROCHDALE INVESTMENT MANAGEMENT LLC

By: ________________________________
Name:
Title:

APPENDIX A

The Fund will allocate to the Advisor a performance allocation (the “Performance Allocation”) with respect to each Member as of the close of each Allocation Period as follows: if the “Positive Allocation Change” for such Allocation Period for a Member exceeds the “10% Hurdle” for such Member and the amount of any positive balance in such Member’s “High Watermark Account”, then the performance allocation shall be equal to the sum of (i) 100% of the amount of such Member’s Positive Allocation Change for such Allocation Period until the Advisor receives an amount equal to the 10% Catch-Up Amount and (ii) 20% of the amount by which such Member’s Positive Allocation Change for such Allocation Period, if any, exceeds the sum of the amount of the Positive Allocation Change allocated to such Member to satisfy such Member’s 10% Hurdle (the “10% Priority Amount”) and the 10% Catch-Up Amount.

“10% Hurdle” means, with respect to each Member, calculated as of the end of any Allocation Period, the amount that such Member’s capital account would have earned as of the end of such Allocation Period if it had achieved a compounded, cumulative rate of return of 10% per annum calculated from the date such capital account was initially created (as adjusted for additional contributions and withdrawals of capital).  For the avoidance of doubt, the 10% Hurdle will be aggregated from year to year.

“10% Catch-Up Amount” means, with respect to each Member, calculated as of the end of any Allocation Period, the amount equal to (i) the quotient of the 10% Priority Amount divided by eighty percent (80%), less (ii) the 10% Priority Amount.

“Allocation Period” means, with respect to each Member, the period commencing as of the date of admission of such Member to the Fund, and thereafter each period commencing as of the day following the last day of the preceding Allocation Period with respect to such Member, and ending at the close of business on the first to occur of the following: (i) the last day of a Fiscal Year; (ii) the day as of which the Fund repurchases the Units (or any portion thereof) of such Member; (iii) the day as of which the Fund admits as a substituted Member a person to whom the Units (or any portion thereof) of such Member have been transferred (unless there is no change of beneficial ownership); and (iv) the day as of which the Advisor is no longer entitled to receive the Performance Allocation.

“Allocation Change” means, with respect to each Member for each Allocation Period, the difference between:

(1)           the sum of (a) the balance of such Member’s capital account as of the close of the Allocation Period (after giving effect to all allocations to be made to such Member’s capital account as of such date other than any Performance Allocation to be debited against such Member’s capital account), plus (b) any debits to such Member’s capital account during the Allocation Period to reflect any actual or deemed distributions or repurchases with respect to such Member’s Units plus (c) any debits to such Member’s capital account during the Allocation Period to reflect any items allocable to such Member’s capital account; and

(2)           the sum of (a) the balance of such Member’s capital account as of the commencement of the Allocation Period, plus (b) any credits to such Member’s capital account during the Allocation Period to reflect any contributions made by such Member to the capital of the Fund.

If the amount specified in clause (1) exceeds the amount specified in clause (2), such difference will be a “Positive Allocation Change,” and if the amount specified in clause (2) exceeds the amount specified in clause (1), such difference will be a “Negative Allocation Change.”

“High Watermark Account” means a memorandum account to be recorded in the books and records of the Fund with respect to each Member, which will have an initial balance of zero and which will be adjusted as follows:

(1)           As of the first day after the close of each Allocation Period for such Member, the balance of the High Watermark Account will be increased by the amount, if any, of such Member’s Negative Allocation Change for such Allocation Period and will be reduced (but not below zero) by the amount, if any, of such Member’s Positive Allocation Change for such Allocation Period.

(2)           The balance of the High Watermark Account will be reduced (but not below zero) as of the first day following each date as of which the balance of any Member is reduced as a result of repurchase or transfer with respect to such Member’s Units (or portion thereof) by an amount determined by multiplying (a) such positive balance by (b) a fraction, (i) the numerator of which is equal to the amount of the repurchase or transfer, and (ii) the denominator of which is equal to the balance of such Member’s capital account immediately before giving effect to such repurchase or transfer.

No transferee of any Units will succeed to any High Watermark Account balance or portion thereof attributable to the transferor unless the transfer by which such transferee received such Units did not involve a change of beneficial ownership or as otherwise agree to by the Board.

For Units redeemed other than on the last day of a calendar year, the Performance Allocation, if any, is calculated and charged with respect to the redeemed Units as if the redemption date was the last day of a calendar year and the Hurdle applicable to the calculation of the Performance Allocation shall be adjusted to take into account the number of days that the tendering Member’s capital was invested in the Fund for such fiscal year.

No transferee of any Units will succeed to any High Watermark Account balance or portion thereof attributable to the transferor unless the transfer by which such transferee received such Units did not involve a change of beneficial ownership or as otherwise agree to by the Board.

As used herein, the following terms have the meanings attributed to them in the Operating Agreement: “Fiscal Year,” “Member,” and “Units.”

2